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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                                 March 30, 2001
                Date of Report (Date of earliest event reported)



                                 C D & L, INC.
             (Exact name of Registrant as specified in its charter)


     Delaware                            0-26954              22-3350958
(State or other jurisdiction of       (Commission File       (IRS Employer
incorporation or organization)            Number)          Identification No.)


80 Wesley Street, South Hackensack, New Jersey                 07606
(Address of principal executive offices)                      (Zip Code)


(Registrant's telephone number, including area code)          (201) 487-7740

                                 Not Applicable
         (Former name or former address, if changed since last report.)



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ITEM 2.      Acquisition or Disposition of Assets

             On March 30, 2001, the Company consummated a transaction providing for the sale of certain assets and liabilities of Sureway Air Traffic Corporation, its air delivery business. The selling price for the net assets was approximately $14,150,000 and is comprised of $11,650,000 in cash, a subordinated promissory note (the "Note Receivable") for $2,500,000 and contingent cash payments based upon the ultimate development of certain liabilities retained by the Company. The note receivable bears interest at the rate of 10.0% per annum, with interest only in monthly installments. The entire balance of principal, plus all accrued interest, is due and payable on March 30, 2006. As a result of this transaction, a provision for loss on the disposition of the Company's air delivery business has been provided in the amount of $2,807,000 (net of provision for income taxes of $125,000). William Beaury, a former owner of Sureway and beneficial owner of approximately 8.7% of the Company's common stock, is a principal of the purchaser. For further information on the disposition of Sureway, see the Company's annual report on Form 10-K for the year ended December 31, 2000 being filed simultaneously with this Current Report.

ITEM 7.      Financial Statements and Exhibits

             a.       Not applicable.

             b.       Pro Forma Financial Information.

             Pro Forma Condensed Financial Statements (Unaudited) are incorporated by reference to the Financial Statements and Supplementary Data in the Company's annual report on Form 10-K for the year ended December 31, 2000.

             c.       Exhibits

             10.1 Asset Purchase Agreement dated March 30, 2001 by and among CD&L Inc., Sureway Air Traffic Corporation, Sureway Worldwide LLC and Global Delivery Systems LLC (incorporated by reference to Exhibit 10.16 of the Company's annual report on Form 10-K for the year ended December 31, 2000).


             10.2 Subordinated Note Due 2006 of Sureway Worldwide LLC (incorporated by reference to Exhibit 10.14 of the Company's annual report on Form 10-K for the year ended December 31,
                   2000).


                                      -2-

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                                    SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


Dated:  April 30, 2001                  C D & L, INC.
                                        (Registrant)



                                        By:  /s/ Albert W. Van Ness, Jr.
                                        --------------------------------
                                        Albert W. Van Ness, Jr.
                                        Chief Executive Officer